Putnam Global Equity Fund, as of 10/31/06, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended October 31, 2006, Putnam Management
has assumed $27,794 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A 15,885
		Class B 171
		Class C 25

72DD2		Class M 106
		Class R 2
		Class Y 254

73A1		Class A 0.075
		Class B 0.004
		Class C 0.007

74A2		Class M 0.029
		Class R 0.067
		Class Y 0.098

74U1		Class A 156,634
		Class B 30,652
		Class C 3,108

74U2		Class M 3,005
		Class R 108
		Class Y 2,432

74V1		Class A 10.64
		Class B 9.67
		Class C 10.19

74V2		Class M 10.25
		Class R 10.57
		Class Y 10.97


61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.